Exhibit A












                          ASSET PURCHASE AGREEMENT

                          Dated as of May 24, 1995


                                by and among


                           Discovery Zone, Inc.,

                            Discovery Zone L.P.,

                 Blockbuster Amusement Holding Corporation,
                        a subsidiary of Viacom Inc.,

                                    and


                        Blockbuster Family Fun, Inc.

                             TABLE OF CONTENTS
                                                                       Page

ARTICLE I Purchase and Sale of Assets . . . . . . . . . . . . . . . . . . 1
     Section 1.1 Purchased Assets . . . . . . . . . . . . . . . . . . . . 1
     Section 1.2 Excluded Assets  . . . . . . . . . . . . . . . . . . . . 2
ARTICLE II Purchase Price; Assumption of Liabilities  . . . . . . . . . . 3
     Section 2.1 Amount of the Purchase Price . . . . . . . . . . . . . . 3
     Section 2.2 Assumed Liabilities  . . . . . . . . . . . . . . . . . . 3
     Section 2.3 Excluded Liabilities . . . . . . . . . . . . . . . . . . 3
     Section 2.4 Allocation of the Purchase Price among the Purchased   . .
       Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
ARTICLE III Closing
     Section 3.1 Closing  . . . . . . . . . . . . . . . . . . . . . . . . 5
     Section 3.2 Procedure at the Closing . . . . . . . . . . . . . . . . 5
ARTICLE IV Representations and Warranties of BAHC . . . . . . . . . . . . 6
     Section 4.1 Organization, Power, Authority, Authorization  . . . . . 6
     Section 4.2 Financial Statements . . . . . . . . . . . . . . . . . . 7
     Section 4.3 Liabilities  . . . . . . . . . . . . . . . . . . . . . . 8
     Section 4.4 Real Estate  . . . . . . . . . . . . . . . . . . . . . . 8
     Section 4.5 Good Title to and Condition of Purchased Assets  . . . . 9
     Section 4.6 Environmental Matters  . . . . . . . . . . . . . . . .  10
     Section 4.7 Intentionally Omitted  . . . . . . . . . . . . . . . .  11
     Section 4.8 Licenses and Permits . . . . . . . . . . . . . . . . .  11
     Section 4.9 Intellectual Property  . . . . . . . . . . . . . . . .  12
     Section 4.10 Adequacy of Assets; Relationships with Suppliers  . .  13
     Section 4.11 Documents of and Information with Respect to BFF  . .  13
     Section 4.12 Tax Matters . . . . . . . . . . . . . . . . . . . . .  14
     Section 4.13 Litigation  . . . . . . . . . . . . . . . . . . . . .  14
     Section 4.14 No Material Adverse Change  . . . . . . . . . . . . .  14
     Section 4.15 Absence of Certain Acts or Events . . . . . . . . . .  14
     Section 4.16 Compliance with Laws  . . . . . . . . . . . . . . . .  15
     Section 4.17 Labor Relations of BFF  . . . . . . . . . . . . . . .  15
     Section 4.18 Employee Benefits . . . . . . . . . . . . . . . . . .  16
     Section 4.19 Product and Other Liability Claims  . . . . . . . . .  16
ARTICLE V Representations and Warranties of DZI and DZLP  . . . . . . .  16
     Section 5.1 Organization, Power, Authority . . . . . . . . . . . .  16
     Section 5.2 Due Authorization and Binding Obligation . . . . . . .  17
ARTICLE VI Additional Covenants of BAHC . . . . . . . . . . . . . . . .  18
     Section 6.1 Reasonable Efforts . . . . . . . . . . . . . . . . . .  18
     Section 6.2 Conduct of Business Pending the Closing  . . . . . . .  18
     Section 6.3 Access to BFF's Properties and Records . . . . . . . .  18
     Section 6.4 No Disclosure  . . . . . . . . . . . . . . . . . . . .  19
     Section 6.5 No Other Discussions . . . . . . . . . . . . . . . . .  19
     Section 6.6 Interim Financial Statements . . . . . . . . . . . . .  19

ARTICLE VII Additional Covenants of DZI . . . . . . . . . . . . . . . .  20
     Section 7.1 Reasonable Efforts . . . . . . . . . . . . . . . . . .  20
     Section 7.2 No Disclosure  . . . . . . . . . . . . . . . . . . . .  20
     Section 7.3 Conduct Prior to Closing . . . . . . . . . . . . . . .  20
ARTICLE VIII Conditions to the Obligation of DZI and DZLP . . . . . . .  20
     Section 8.1 Accuracy of Representations and Warranties
       and Compliance with Obligations  . . . . . . . . . . . . . . . .  20
     Section 8.2 Certified Resolutions  . . . . . . . . . . . . . . . .  20
     Section 8.3 Receipt of Necessary Consents  . . . . . . . . . . . .  21
     Section 8.4 No Adverse Litigation  . . . . . . . . . . . . . . . .  21
     Section 8.5 No Material Adverse Change . . . . . . . . . . . . . .  21
     Section 8.6 Consummation of Transactions . . . . . . . . . . . . .  21
     Section 8.7 License Agreement  . . . . . . . . . . . . . . . . . .  21
     Section 8.8 Operating Lease  . . . . . . . . . . . . . . . . . . .  21
ARTICLE IX Conditions to Obligation of BAHC and BFF . . . . . . . . . .  21
     Section 9.1 Accuracy of Representations and Warranties
       and Compliance with Obligations  . . . . . . . . . . . . . . . .  22
     Section 9.2 Certified Resolutions  . . . . . . . . . . . . . . . .  22
     Section 9.3 No Adverse Litigation  . . . . . . . . . . . . . . . .  22
     Section 9.4 No Material Adverse Change . . . . . . . . . . . . . .  22
     Section 9.5 Consummation of Transactions . . . . . . . . . . . . .  22
     Section 9.6 Sublease . . . . . . . . . . . . . . . . . . . . . . .  22
     Section 9.7 Assignment Agreement . . . . . . . . . . . . . . . . .  22
     Section 9.8 Guaranty Agreement . . . . . . . . . . . . . . . . . .  22
ARTICLE X Certain Actions After the Closing . . . . . . . . . . . . . .  23
     Section 10.1 DZLP to Act as Agent for BFF  . . . . . . . . . . . .  23
     Section 10.2 Delivery of Property Received by BFF After
       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     Section 10.3 DZLP Appointed Attorney for Sellers . . . . . . . . .  23
     Section 10.4 Execution of Further Documents  . . . . . . . . . . .  23
     Section 10.5 Employment by DZLP of BFF's Employees . . . . . . . .  24
     Section 10.6 Employee Benefits . . . . . . . . . . . . . . . . . .  24
     Section 10.7 Liquor Licenses . . . . . . . . . . . . . . . . . . .  24
     Section 10.7 Net Worth . . . . . . . . . . . . . . . . . . . . . .  24
ARTICLE XI Indemnification  . . . . . . . . . . . . . . . . . . . . . .  25
     Section 11.1 Agreement by BAHC to Indemnify  . . . . . . . . . . .  25
     Section 11.2 Agreement by DZI to Indemnify . . . . . . . . . . . .  26
     Section 11.3 Indemnification Procedures for Third
       Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Section 11.4 Credit Provisions . . . . . . . . . . . . . . . . . .  27
ARTICLE XII Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .  28
     Section 12.1 Survival of Representations and Warranties  . . . . .  28
     Section 12.2 Brokers' Commission . . . . . . . . . . . . . . . . .  28
     Section 12.3 Amendment and Modification  . . . . . . . . . . . . .  28
     Section 12.4 Binding Effect  . . . . . . . . . . . . . . . . . . .  28
     Section 12.5 Entire Agreement  . . . . . . . . . . . . . . . . . .  28
     Section 12.6 Headings  . . . . . . . . . . . . . . . . . . . . . .  28

     Section 12.7 Execution in Counterpart  . . . . . . . . . . . . . .  28
     Section 12.8 Notices . . . . . . . . . . . . . . . . . . . . . . .  28
     Section 12.9 Governing Law . . . . . . . . . . . . . . . . . . . .  29
     Section 12.10 Publicity  . . . . . . . . . . . . . . . . . . . . .  29
     Section 12.11 Termination  . . . . . . . . . . . . . . . . . . . .  29
     Section 12.12 Expenses   . . . . . . . . . . . . . . . . . . . . .  30

                                  Exhibits
                                  --------



                       Exhibit A:  Note
                       Exhibit B:  License Agreement
                       Exhibit C:  Sublease
                       Exhibit D:  Assignment Agreement
                       Exhibit E:  Guaranty Agreement



                                 Schedules
                                 ---------



                       BFF Disclosure Schedule
                       DZI Disclosure Schedule

                          ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE  AGREEMENT (this "Agreement") is dated  as of this
____ day of May, 1995 by and among DISCOVERY ZONE, INC., a Delaware corporation ("DZI"), DISCOVERY ZONE L.P., a Delaware limited partnership ("DZLP") and an indirect wholly-owned subsidiary of DZI, BLOCKBUSTER AMUSEMENT HOLDING CORPORATION, a Delaware corporation ("BAHC") and a wholly-owned subsidiary of Viacom Inc. ("Viacom"), and BLOCKBUSTER FAMILY FUN, INC., a Delaware corporation ("BFF").

                                  Recitals

     Blockbuster Fun & Fitness Holding Corp. ("BFFHC"), which is a wholly-owned subsidiary of BAHC, owns all of the issued and outstanding shares of capital stock of BFF. BFF is engaged in the business of owning, operating and developing a family entertainment center under the name and mark of "Block Party" in each of Albuquerque, New Mexico and Indianapolis, Indiana (the "Centers"). This Agreement provides for the sale by BFF to DZLP of substantially all of BFF's assets, properties and business related to the Centers (the "Business") for a purchase price consisting of a promissory note and the assumption by DZLP of certain obligations of BFF, all as herein provided and on the terms and conditions hereinafter set forth.

                                 Covenants

     NOW, THEREFORE, DZI, DZLP, BAHC and BFF, in consideration of the agreements, covenants and conditions contained herein, hereby make the following representations and warranties, give the following covenants and agree as follows:

                                 ARTICLE I

                        Purchase and Sale of Assets

     Section 1.1 Purchased Assets. BFF agrees to and will sell, convey, transfer, assign and deliver to DZLP at the Closing (as hereinafter defined), free and clear of all liens, mortgages, pledges, encumbrances and charges of every kind (except those which DZLP has expressly agreed in
Section 2.2 hereof to assume), on the terms and subject to the conditions set forth in this Agreement, all of the assets, properties and business of BFF of every kind and description, real, personal and mixed, tangible and intangible, of BFF wherever located (except those assets of BFF which are specifically excluded from this sale by Section 1.2 hereof) as they shall exist at the Closing Date (as hereinafter defined), in each case used exclusively in the Business (collectively, the "Purchased Assets"). Without limiting the generality of the foregoing, but subject to Section
1.2 hereof, the Purchased Assets shall include the following:

     1.1.1 all machinery, equipment, tools, supplies, leasehold improvements, construction in progress, furniture and fixtures, automobiles and trucks and other fixed assets owned by BFF (the "Purchased Fixed Assets");

     1.1.2  all inventories of BFF (the "Purchased Inventory");

     1.1.3 all receivables of BFF, including without limitation all trade accounts receivable arising from sales of inventory in the ordinary course of business, notes receivable and insurance proceeds receivable (the "Purchased Receivables");

     1.1.4 all of the interest of and the rights and benefits accruing to BFF as lessee under (i) all leases of real property and all improvements to and buildings thereon including without limitation those described in
Section 4.4.2 of the BFF Disclosure Schedule (as hereinafter defined) (the "Purchased Leasehold Premises"), and (ii) all leases or rental agreements covering machinery, equipment, tools, supplies, furniture and fixtures, automobiles and trucks and other fixed assets, including without limitation those described in Section 4.11 of the BFF Disclosure Schedule (the "Purchased Leased Property") (the leasehold rights described in clauses (i) and (ii) are collectively referred to as the "Purchased Leasehold Rights");

     1.1.5 all of the rights and benefits accruing to BFF under all sales orders, sales contracts, supply contracts, purchase orders and purchase commitments made by BFF in the ordinary course of business, all other agreements to which BFF is a party or by which it is bound and all other choses in action, causes of action and other rights of every kind of BFF (the "Purchased Contract and Other Rights");

     1.1.6 all operating data and records of BFF, including, without limitation, the Centers' customer lists, financial, accounting and credit records, correspondence, budgets and other similar documents and records (the "Purchased Records");

     1.1.7 all of the proprietary rights of BFF, including without limitation all trademarks, trade names, patents, patent applications, licenses thereof, trade secrets, technology, know-how, formulae, designs and drawings, computer software, slogans, copyrights, processes, operating rights, other licenses and permits, and other similar intangible property and rights relating to the products or business of the Centers (the "Purchased Proprietary Rights");

     1.1.8 all cash and cash equivalents and investments, whether short-term or long-term, of the Centers, including without limitation bank accounts, certificates of deposit, treasury bills and securities (the "Purchased Cash and Investments");

     1.1.9 all prepaid and deferred items of BFF, other than prepaid rentals and taxes, including prepaid insurance and unbilled charges and deposits relating to the operations of the Centers (the "Purchased Prepaid Items"); and

     1.1.10  all of the goodwill of BFF (the "Purchased Goodwill").

     Section 1.2    Excluded Assets.   Anything to the contrary  in Section
1.1 notwithstanding, the Purchased Assets shall exclude the following assets of BFF: (i) the Note (as hereinafter defined) and BFF's other rights under this Agreement; (ii) any shares of capital stock of BFF which are owned and held by BFF as treasury shares; (iii) the corporate minute books and stock records of BFF; (iv) all trademarks and trade names and other intangible property and rights relating to, derived from, or using the name "Block Party", "Blockbuster" or the torn-ticket logo; (v) the liquor license issued with respect to the Albuquerque Center; (vi) the $1,785,450 in cash received by BFF as a reimbursement by the Landlord of leasehold improvement costs with respect to the Indianapolis Purchased Leasehold Premises; and (vii) all property and assets of BFF not used in the operation of the Centers.

                                 ARTICLE II

                 Purchase Price; Assumption of Liabilities

     Section 2.1 Amount of the Purchase Price. As consideration for the Purchased Assets (the "Purchase Price"), DZLP agrees, subject to the terms, conditions and limitations set forth in this Agreement:

     2.1.1 to deliver to BFF a promissory note, in the form of Exhibit A attached hereto, in an aggregate principal amount of $13,214,550 (the "Note"); and

     2.1.2 to assume and be responsible for the Assumed Liabilities (as hereinafter defined).

     Section 2.2 Assumed Liabilities. DZLP agrees to and will at the Closing assume and agree to pay, discharge and perform when lawfully due only those liabilities, contracts, commitments and other obligations of BFF
(i) arising after the Closing Date under all leases for the Purchased Leasehold Premises and the Purchased Leased Property or (ii) set forth in
Section 2.2 of the BFF Disclosure Schedule (the "Assumed Liabilities").

     Section 2.3    Excluded  Liabilities.   Anything  to  the contrary  in
Section 2.2 notwithstanding, the Assumed Liabilities shall exclude the following liabilities, contracts, commitments and other obligations of BFF (the "Excluded Liabilities"):

     2.3.1 BFF's obligations and any liabilities arising under this Agreement;

     2.3.2 any obligation of BFF for federal, state, local or foreign income tax liability (including interest and penalties) arising from the operations of the Business up to the Closing Date or arising out of the sale by BFF of the Purchased Assets pursuant hereto, including without limitation the liabilities shown on the Financial Statements (as hereinafter defined) as "Deferred Taxes";

     2.3.3 any obligation of BFF for any transfer, sales or other taxes, fees or levies (including motor vehicle sales taxes) imposed by any state or other governmental entity on or arising out of the sale of the Purchased Assets pursuant hereto;

     2.3.4 any obligation of BFF for expenses incurred in connection with the sale of the Purchased Assets pursuant hereto, including, without limitation, the fees and expenses of their counsel;

     2.3.5 any obligation or liability of BFF listed on Section 2.3 of the BFF Disclosure Schedule;

     2.3.6 any liability, contract, commitment or other obligation of BFF, known or unknown, fixed or contingent, the existence of which constitutes or will constitute a breach of any representation or warranty of BAHC contained in or made pursuant to Article IV of this Agreement;

     2.3.7 any liability relating to the employees or other personnel of the Business prior to the Closing or in connection with the performance by BFF of its obligations under the Sublease (as hereinafter defined), including, without limitation, accrued salaries, liabilities under pension or other "employee benefit plans" (as such term is used in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) maintained or contributed to by BFF or any member of BFF's "control group" (as such term is used in Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the "Code")), expenses of such employees and other personnel, liabilities and obligations under any collective bargaining agreement, liabilities and obligations for Workers' Compensation claims and liabilities and obligations for any claims arising under the Workers Adjustment and Retraining Notification Act of 1988 or any similar law in any jurisdiction;

     2.3.8 liabilities and obligations under any Environmental Law (as hereinafter defined) arising out of the conduct of the Business prior to the Closing, the operation of the Albuquerque Center pursuant to the Sublease, or the ownership, operation, or occupancy of any real property presently or previously owned, used, or occupied by the Business; and

     2.3.9 without limiting the generality of the foregoing, all other liabilities, contracts, commitments, costs, expenses, or other obligations of BFF not specifically assumed by DZI in Section 2.2, of any nature whatsoever, known or unknown, liquidated or unliquidated, accrued, absolute, contingent, or otherwise, whether or not related to the Business, the Purchased Assets or BFF's operation of the Business, and whether arising prior to or after the Closing Date.

     Section 2.4 Allocation of the Purchase Price among the Purchased Assets. The Purchase Price shall be allocated among each item or class of the Purchased Assets as shall be agreed upon by the parties hereto within 60 days from the Closing Date. BFF and DZLP agree that they will prepare and file their federal and any state or local income tax returns based on such allocation of the Purchase Price. BFF and the DZLP agree that they will prepare and file any notices or other filings required pursuant to
Section 1060 of the Internal Revenue Code of 1986, and that any such notices or filings will be prepared based on such allocation of the Purchase Price.

                                ARTICLE III

                                  Closing

     Section 3.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of DZI, on May 24, 1995 or as soon as practicable after the satisfaction or waiver of the conditions which are set forth in Articles VIII and IX of this Agreement and concurrent with the closing under the Stock Purchase Agreement dated as of April 17, 1995 (the "Stock Purchase Agreement") by and among DKB, Inc., the Kevin F. Flynn June, 1992 Non-Exempt Trust, the Brian J. Flynn June, 1992 Non-Exempt Trust, Donald F. Flynn, Kevin F. Flynn, Brian J. Flynn, BAHC, and BAHC's indirect wholly-owned subsidiary Blockbuster Discovery Investment, Inc. The date on which the Closing occurs is sometimes referred to herein as the "Closing Date."


     Section 3.2 Procedure at the Closing. At the Closing, the parties hereto agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

     3.2.1 BAHC shall deliver to DZI, in form and substance reasonably satisfactory to DZI, the certificate described in Section 8.1 hereof and all other previously undelivered documents required to be delivered by BFF or BAHC to DZI at or prior to the Closing pursuant to the terms of this Agreement.

     3.2.2 DZI shall deliver to BAHC or BFF, in form and substance reasonably satisfactory to BAHC, the certificate described in Section 9.1 hereof and all other previously undelivered documents required to be delivered by DZI to BAHC or BFF at or prior to the Closing pursuant to the terms of this Agreement.

     3.2.3 BFF shall deliver to DZLP such deeds, bills of sale, endorsements, assignments and other instruments, in such form as in each case is reasonably satisfactory to DZI, as shall be sufficient to vest in DZLP good and marketable title to the Purchased Assets, free and clear of all liens, mortgages, pledges, encumbrances, and charges of every kind (except those which DZI has expressly agreed in Section 2.2 hereof to assume).

     3.2.4 Viacom and Blockbuster Entertainment Inc. ("BEI") shall execute and deliver to DZI a royalty-free license in the form attached hereto as Exhibit B (the "License Agreement").

     3.2.5     DZLP shall execute and deliver to BFF the Note.

     3.2.6 DZLP shall deliver to BFF instruments, in such form as in each case is satisfactory to BFF, as shall be sufficient to effect the assumption by DZLP of the Assumed Liabilities.

     3.2.7 DZLP and BFF shall execute and deliver a lease agreement in the form attached hereto as Exhibit C (the "Sublease").

     3.2.8 Viacom shall execute and deliver a trademark assignment in the form attached hereto as Exhibit D (the "Assignment Agreement").

     3.2.9 DZI shall execute and deliver to BFF the guaranty agreement in the form attached hereto as Exhibit E ("the Guaranty Agreement").

     3.2.10 DZLP and BFF shall execute and deliver a cross receipt acknowledging receipt from the other, respectively, of the Purchased Assets and the Purchase Price.


                                 ARTICLE IV

                   Representations and Warranties of BAHC

     In order to induce DZI and DZLP to enter into this Agreement and to purchase the Purchased Assets, subject to the disclosure schedule attached hereto and incorporated herein by reference (the "BFF Disclosure Schedule"), BAHC hereby makes the representations and warranties set forth below, each of which is independently relied upon by DZI and DZLP regardless of any other investigation made or information obtained by DZI or DZLP, and each of which is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV). As used hereinafter in this Article IV, (i) the term "knowledge of BAHC" shall mean actual knowledge of the executive officers, officers or persons having the position of district manager or higher of BAHC and/or BFF on the date hereof after reasonable investigation and (ii) the term "BFF Material Adverse Effect" shall mean a material adverse effect on the Business or the Purchased Assets taken as a whole.

          Section 4.1 Organization, Power, Authority, Authorization and Binding Obligation.

     4.1.1 BFF is a corporation duly organized and legally existing in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority necessary (i) to own or lease its properties and to carry on its business as it is now being conducted, and
(ii) to enter into this Agreement and the agreements contemplated hereby, and to carry out the transactions and agreements contemplated hereby or thereby. BFF is legally qualified to transact business as a foreign corporation, and is in good standing, in each of the jurisdictions in which its business or property is such as to require that it be thus qualified, except such jurisdictions where the failure to be so qualified would not have a BFF Material Adverse Effect. BAHC is a corporation duly organized and legally existing in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby or thereby.

     4.1.2     The execution, delivery  and performance of this  Agreement, the License Agreement, the Sublease and each of the other agreements contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of each of BAHC and BFF, as the case may be. Each of this Agreement and the License Agreement has been duly executed and delivered by each of BAHC and BFF and is a valid and binding obligation of BAHC and BFF, enforceable in accordance with its terms. The Sublease has been duly authorized and, when executed and delivered in accordance with its terms, will be a valid and binding agreement of each of BFF enforceable in accordance with its terms. Except as set forth on Section 4.1 of the BFF Disclosure Schedule, neither the execution and delivery of this Agreement, the License Agreement or the Sublease or the agreements contemplated thereby nor the consummation of the transactions contemplated hereby or thereby will, as the case may be:
(i) conflict with or violate any provision of BAHC's or BFF's respective certificates of incorporation or bylaws; (ii) conflict with or violate any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against BAHC or BFF; (iii) result in any breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture, trust or other instrument which is either binding upon or enforceable against BAHC or BFF or the assets and properties of BAHC or BFF; or (iv) impair or in any way limit any governmental or official license, approval, permit or authorization of BAHC or BFF; except, in the case of each of clauses (iii) and (iv) above, for such breaches, defaults, accelerations, creations of any right to accelerate, terminate, modify or cancel, requirements of notice, impairments or limitations, which would not have a BFF Material Adverse Effect. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement, the License Agreement or the Sublease or the agreements contemplated thereby by BAHC or BFF, as the case may be, and the consummation by each of them of the transactions contemplated hereby or thereby, except such as shall have been obtained on or prior to the Closing Date and such consents and approvals as are required to transfer to DZLP the liquor license issued to BFF with respect to the Indianapolis Center.

     Section 4.2    Financial Statements.

     4.2.1     Set forth in Section 4.2  of the BFF Disclosure Schedule are
the   following  unaudited  financial   statements,  including   the  notes
pertaining thereto, of BFF (collectively, the "Financial Statements"):

     (i)  balance sheet at March 31, 1995;

     (ii) statements of income and retained earnings and cash flow for each calendar year since the formation of BFF; and

     (iii) statements of income and retained earnings and cash flow for the four-month period ended April 23, 1995.

     4.2.2 The Financial Statements present fairly the financial position of BFF as of such balance sheet date and the results of its operations for such periods; provided, that the unaudited balance sheet and statements of income and retained earnings and cash flow as of and for the four-month period ended April 23, 1995 will be subject to normal year-end adjustments (which will not be material individually or in the aggregate). The unaudited balance sheet of BFF at March 31, 1995 included in Section 4.2 of the BFF Disclosure Schedule is referred to herein as the "Last Balance Sheet."


     Section 4.3 Liabilities. BFF does not have any liabilities or obligations, either accrued, absolute, contingent or otherwise, except:
(i) to the extent reflected in or taken into account in determining net worth on the Last Balance Sheet and not heretofore paid or discharged;
(ii) to the extent clearly disclosed and specifically set forth in or incorporated by express reference in the BFF Disclosure Schedule;
(iii) liabilities incurred in the ordinary course of business (consistent with prior practice) since the date of the Last Balance Sheet; or (iv) liabilities which individually or in the aggregate would not have a BFF Material Adverse Effect.


     Section 4.4  Real Estate.

     4.4.1     BFF does not own any real estate.

     4.4.2 Section 4.4.2 of the BFF Disclosure Schedule accurately and completely sets forth, with respect to every parcel of the Leasehold
Premises: (i) the lessor thereof and the commencement date and term of the lease with respect to such Purchased Leasehold Premises; and (ii) the location (including address) thereof. A true and complete copy of each lease agreement listed on Section 4.4.2 of the BFF Disclosure Schedule and each guaranty by BAHC or any of its subsidiaries of BFF's obligations under any lease has been delivered or made available to DZI prior to the date hereof, and none of such leases or guaranties has been amended or modified except to the extent that such amendments or modifications are disclosed in such copies or in Section 4.4.2 of the BFF Disclosure Schedule. The leases covering the Purchased Leasehold Premises are legally binding and enforceable agreements of BFF and are in full force and effect. BFF is not in default or breach in any respect under any such lease except for such defaults which would not have a BFF Material Adverse Effect. No event has occurred which with the passage of time or the giving of notice or both would cause a breach of or default by BFF, under any of such leases which would have a BFF Material Adverse Effect, nor, to the knowledge of BAHC (which knowledge qualification is not applicable for purposes of determining whether there is a breach of this representation or warranty giving rise to a claim for indemnifiable damages by DZI under Section 11.1 hereof), is there any breach by any other party to such leases which would have a BFF Material Adverse Effect. Except as set forth on Section 4.4.2 of the BFF Disclosure Schedule, neither BAHC nor BFF has: (i) received any notice from a landlord of Purchased Leasehold Premises of the termination of any such lease, (ii) exercised or waived any expansion or renewal options thereunder, (iii) waived in writing any of BFF's rights under any of such leases, or (iv) sublet any Purchased Leasehold Premises.

     4.4.3 BFF has a valid leasehold interest in each of its respective Purchased Leasehold Premises, free and clear of all liens, mortgages, options to purchase, pledges, encumbrances, charges, claims, security interests, equities, assessments, restrictions, leases, subleases, tenancies, covenants and easements, title defects or rights of any other party of any kind, nature and description whatsoever (any of the preceding, a "Defect"), except for Defects set forth on Section 4.4.3 to the BFF Disclosure Schedule, liens for real estate taxes not yet due and payable, and such Defects, if any, as are not material in character, amount or extent and do not detract from the value, or interfere with the present use, of such properties or otherwise impair business operations in a manner which would have a BFF Material Adverse Effect.

     4.4.4     Except as set  forth on Section 4.4.4 of  the BFF Disclosure
Schedule, the buildings and other improvements located on the Purchased Leasehold Premises are each in good operating condition, normal wear and tear excepted. All facilities located on the Purchased Leasehold Premises have received all necessary approvals of governmental authorities (including licenses and permits required in connection with the operation thereof) except for such approvals the absence of which would not have a BFF Material Adverse Effect. The operation and maintenance of such facilities have not been in violation of any applicable laws, rules and regulations, the violation of which would have a BFF Material Adverse Effect.

     4.4.5 Each of the Purchased Leasehold Premises: (i) has direct access to public roads or access to public roads by means of a perpetual access easement and has direct access and the non-exclusive right to the use of parking areas for automobiles, such access and parking being sufficient to satisfy the current normal transportation and parking requirements of the Centers; and (ii) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such site.

     4.4.6 Neither BAHC nor BFF has received notice of: (i) any condemnation proceeding with respect to any portion of the Purchased Leasehold Premises or any access thereto, and to the knowledge of BAHC (but without inquiry of any governmental authority), no proceeding is contemplated by any governmental authority; (ii) any special assessment which materially affects any of the Purchased Leasehold Premises, and, except as set forth in Section 4.4.6 of the BFF Disclosure Schedule, to the knowledge of BAHC (but without inquiry of any governmental authority), no such special assessment is contemplated by any governmental authority; or
(iii) any change in the zoning laws applicable to any Purchased Leasehold Premises.

     Section 4.5    Good Title to and Condition of Purchased Assets.

     4.5.1 BFF is the legal and beneficial owner of, and has good and marketable title to, all of the Purchased Assets (other than the Purchased Leasehold Premises) free and clear of all Defects, except those set forth in Section 4.5 of the BFF Disclosure Schedule and those reflected in the Financial Statements, and those Defects, if any, as are not material in character, amount or extent and do not detract from the value, or interfere with the present use, of such assets or otherwise impair business operations, in each case in a manner which would have a BFF Material Adverse Effect.

     4.5.2 All of the Purchased Fixed Assets are in good operating condition, normal wear and tear excepted, except for Purchased Fixed Assets having an aggregate net book value of not in excess of $25,000, and each of the Purchased Fixed Assets which has a book value in excess of $5,000 is in good operating condition, normal wear and tear excepted.

     4.5.3 The Purchased Inventory consists of items of a quality and quantity usable and salable in the normal course of BFF's business at values in the aggregate at least equal to the net values at which such items are carried on BFF's books and at values at least equal to the net values at which such items are recorded in the Last Balance Sheet, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of BFF.

     Section 4.6    Environmental Matters.

     4.6.1 As used in this Section 4.6, "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et. seq.) ("OSHA"), and the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), together with all other applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees and rulings thereunder) of any governmental authority relating to (i) emissions, discharges, releases, or threatened releases of Hazardous Material (as hereinafter defined) into ambient air, surface water, ground water, or lands, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Material, (iii) worker health and safety, or (iv) pollution or protection of the environment. "Hazardous Material" means (a) any "hazardous waste" as defined in RCRA and the Regulations promulgated thereunder, (b) any "hazardous substance" or "pollutant or contaminant" as defined in CERCLA and regulations promulgated thereunder; (c) asbestos, as that term is defined in the Toxic Substance Control Act (15 U.S.C. Sections 2601 et. seq.) (the "TSCA"); (d) any Polychlorinated Biphenyl, as that term is defined in the TSCA; and (e) petroleum, any of its derivatives, by-products and other petroleum-related hydrocarbons.

     4.6.2     The  operations   of  BFF   are  in   compliance  with   all
Environmental Laws except for violations which would not have a BFF Material Adverse Effect. Neither of BAHC nor BFF has received notification of any past or present failure by BFF to comply with any Environmental Laws applicable to BFF or the assets and properties of BFF. Without limiting the generality of the foregoing, neither BAHC nor BFF has received any notification (including requests for information directed to BAHC or BFF) from any governmental agency asserting that BFF is or may be a "potentially responsible party" for a remedial action at a waste storage, treatment or disposal facility, pursuant to the provisions of any Environmental Law assigning responsibility for the costs of investigating or remediating releases of Hazardous Materials into the environment.

     4.6.3 To the knowledge of BAHC or BFF, BFF has not disposed or arranged for any third parties to dispose, of Hazardous Material upon the Purchased Leasehold Premises or away from such property, except as permitted by law. Except as set forth on Section 4.6 of the BFF Disclosure Schedule (which disclosure is for information purposes only and will not qualify this representation or warranty for purposes of determining whether there is a breach of this representation or warranty giving rise to a claim for indemnifiable damages by DZI under Section 11.1 hereof), there are no Environmental Laws or licenses, permits or orders applicable to BFF related to environmental matters requiring any work, repairs, construction or capital expenditures by BFF with respect to the assets or properties of BFF which would have a BFF Material Adverse Effect.

     4.6.4 There has not occurred, nor is there presently occurring, a release of any Hazardous Material on, into or, to the knowledge of BAHC, beneath the surface of any of the Purchased Leasehold Premises. For purposes of this Section 4.6, the term "release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping. There is no asbestos in or on any of the Purchased Leasehold Premises, the existence of which would have a BFF Material Adverse Effect .

     4.6.5 Section 4.6 of the BFF Disclosure Schedule identifies (which disclosure is for information purposes only and will not qualify this representation or warranty for purposes of determining whether there is a breach of this representation or warranty giving rise to a claim for indemnifiable damages by DZI under Section 11.1 hereof), and BAHC has delivered or made available to DZI final copies of, the following materials that are in the possession of BAHC, BFF or their affiliates (and any other such materials that, to the knowledge of BAHC, have been prepared): (i) all environmental audits or studies, assessments or occupational health studies relating to the assets, properties or business of the Centers undertaken by governmental agencies or BFF or their agents; (ii) the results of any ground, water, soil, air or asbestos monitoring undertaken with respect to the Purchased Leasehold Premises; (iii) all written communications between BFF and any environmental agency within the past three years; and (iv) all citations issued to BFF within the past three years under the OSHA.

     4.6.6 Except as set forth on Section 4.6 of the BFF Disclosure Schedule (which disclosure is for information purposes only and will not qualify this representation or warranty for purposes of determining whether there is a breach of this representation or warranty giving rise to a claim for indemnifiable damages by DZI under Section 11.1 hereof), BFF has not used any underground storage tanks and there are not now nor, to the knowledge of BAHC or BFF, have there ever been any underground storage tanks on the Purchased Leasehold Premises. For purposes of this Section 4.6.6, the term "underground storage tanks" shall have the meaning given it in RCRA.



     Section 4.7 Intentionally Omitted



     Section 4.8 Licenses and Permits. BFF possesses all licenses and other required governmental or official approvals, permits or authorizations, the failure to possess which would have a BFF Material Adverse Effect. Except as set forth in Section 4.8 of the BFF Disclosure Schedule (which disclosure is for information purposes only and will not qualify the representation or warranty for purposes of determining whether there is a breach of this representation and warranty giving rise to a claim for indemnifiable damages by DZI under Section 11.1 hereof), all such licenses, approvals, permits and authorizations are valid and in full force and effect, BFF is in compliance with their requirements, and no proceeding is pending or, to the knowledge of BAHC, threatened to revoke or amend any of them. Except for liquor licenses for each of the Centers, none of such licenses, approvals, permits or authorizations will be impaired by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in any manner that would result in a BFF Material Adverse Effect.


     Section 4.9  Intellectual Property.

     4.9.1 Section 4.9.1 of the BFF Disclosure Schedule identifies (i) each patent, trademark or service mark registration and copyright registration issued to BFF, (ii) each pending patent application or application for trademark, service mark or copyright registration made by BFF to be used in the operation of the Centers, (iii) each material unregistered trademark, service mark and trade name owned by BFF, (iv) each license, sublicense, agreement, or other written permission under which BFF uses the Intellectual Property (as hereinafter defined) of any third party in the operation of the Centers, and (v) each license, sublicense, agreement, or other written permission under which any third party uses any Intellectual Property of BFF constituting Purchased Assets. BFF has delivered or made available to DZI a correct and complete copy of each patent, trademark, service mark or copyright registration, application, license, sublicense, agreement, or written permission listed in Section
4.9.1 of the BFF Disclosure Schedule. BFF possesses all items of intellectual property of the types described in clauses (i) through (v) of the first sentence of this Section 4.9.1 and other proprietary rights, including trade secrets and other confidential business information, inventions, technology, know how, designs and drawings, slogans, and other similar intangible property and rights to any of the foregoing (collectively, the "Intellectual Property"), necessary to operate the Centers as they are now being operated.

     4.9.2 With respect to each patent, trademark registration, service mark registration, copyright registration, patent application, and application for trademark, service mark, copyright registration, unregistered trademark, service mark and trade name listed in Section 4.9.1 of the BFF Disclosure Schedule, except as set forth in Section 4.9.2 of the BFF Disclosure Schedule, (i) BFF possesses all right, title, and interest in and to each such item of Intellectual Property, free and clear of any Defect, (ii) such Intellectual Property is not subject to any outstanding injunction, judgment, order, ruling, decree or charge, (iii) no action, suit, proceeding, hearing, investigation, complaint, claim or demand is pending, or to the knowledge of BAHC, is threatened which challenges the legality, validity, enforceability, use or ownership of such Intellectual Property, and (iv) to the knowledge of BAHC, there is no infringement of any of such Intellectual Property or other Intellectual Property of BFF by any other person. Each license, agreement, or written permission listed in
Section 4.9.1 of the BFF Disclosure Schedule (i) is legal, valid, binding and enforceable against BFF and in full force and effect, (ii) neither BFF nor, to the knowledge of BAHC, any other party thereto, is in breach or default (either presently or with the giving of notice or the lapse of time or both) under any of such licenses agreements or written permissions, and
(iii) no event has occurred which would permit the termination, modification or acceleration of any such license, agreement or written permission. BFF is not infringing or misappropriating the Intellectual Property of any other person. Except as set forth in Section 4.9.2 of the BFF Disclosure Schedule, all filing and/or registration requirements with respect to the Intellectual Property (including the payment of filing and registration fees, if applicable) are not past due, except where the failure to comply with such requirement would not result in a BFF Material Adverse Effect.

     4.9.3 Except as set forth on Section 4.9.3 of the BFF Disclosure Schedule, BFF is the licensee, or the legal and beneficial owner of and has good and marketable title to, each software and hardware computer-related component currently used in connection with and necessary to support operations at the Centers.

     Section 4.10 Adequacy of Assets; Relationships with Suppliers. Except as set forth on Section 4.10 of the BFF Disclosure Schedule, the Purchased Assets and the intellectual property subject to the License Agreement and the Assignment Agreement constitute, in the aggregate, all of the property currently used in and necessary for the conduct of the
Business in the manner in which it is currently being conducted. The Purchased Contracts and Other Rights constitute all of such contracts and rights as are necessary to conduct the Business in the manner in which it is currently being conducted except for such contracts and rights the absence of which, individually or in the aggregate, would not have a BFF Material Adverse Effect. There is, to the knowledge of BAHC, no written or oral communication, fact, event or action which exists or has occurred within 90 days prior to the date of this Agreement, which indicate that any current supplier to BFF of items essential to the conduct of the Business will terminate its business relationship with BFF.


     Section  4.11   Documents  of  and Information  with  Respect to  BFF.
Section 4.11 of the BFF Disclosure Schedule accurately and completely sets forth a true and complete list of the following: (i) each material agreement, contract or commitment between BFF on the one hand, and BAHC or any of BAHC's other subsidiaries, on the other hand; (ii) each loan, credit agreement, guarantee, security agreement or similar document or instrument to which BFF is a party or by which it is bound; (iii) each lease of personal property to which BFF is a party or by which it is bound involving annual lease payments in excess of $50,000; (iv) any other agreement, contract or commitment to which BFF is a party or by which it is bound which involves a future commitment by it in excess of $50,000 and which cannot be terminated without liability on 90 days or less notice; (v) each collective bargaining agreement of BFF; (vi) the name and current annual salary of each officer or other employee of BFF whose current annual salary is in excess of $100,000 and the profit sharing, bonus or any other form of compensation (other than salary) paid or payable by BFF to or for the benefit of each such person for the 365-day period ended March 31, 1995, and any employment or other agreement of BFF with any of its officers or employees; (vii) the names of the officers and directors of BFF; and
(viii) the name and address of each bank or depository in which BFF has an account or safe-deposit box, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto. BAHC has previously furnished or made available to DZI a true and complete copy of each such written (and a written summary of each of those that are not written) agreement, contract or commitment listed on
Section 4.11 of the BFF Disclosure Schedule. None of BFF nor, to the knowledge of BAHC, any other party thereto or bound thereby is in default under any of the contracts, agreements or instruments listed on
Section 4.11 of the BFF Disclosure Schedule, except where such default would not have a BFF Material Adverse Effect, and, to the knowledge of BAHC (other than with respect to acts or omissions of BAHC or BFF), no act or event has occurred which with notice or lapse of time, or both, would constitute such a default. BFF is not a party to, nor is it or any of its property bound by, any other agreement or instrument with respect to which a default might have a BFF Material Adverse Effect. With respect to all contracts, agreements and instruments listed on Section 4.11 of the BFF Disclosure Schedule and except as set forth therein each is in full force and effect and a legally binding agreement of BFF.


     Section 4.12  Tax Matters.

     4.12.1 BFF has timely filed all returns and reports required to be filed with respect to sales, use and property taxes, and has collected and timely paid all sales, use and property taxes required to be collected or paid by BFF, except where the failure to file such returns and reports or collect and pay such taxes would not have a BFF Material Adverse Effect.

     4.12.2 Except as provided in Section 4.12 of the BFF Disclosure Schedule, (i) BFF has not received from any governmental authority any written notice of proposed adjustment, deficiency or underpayment of any sales, use or property taxes, which notice has not been satisfied by payment or been withdrawn, (ii) there are no claims that have been asserted or threatened relating to such taxes against BFF, and (iii) there are no agreements for the extension of time for the assessment of any such taxes of BFF.


     Section 4.13 Litigation. Except as set forth on Section 4.13 of the BFF Disclosure Schedule (which disclosure is for information purposes only and will not qualify this representation or warranty for purposes of determining whether there is a breach of this representation or warranty giving rise to a claim for indemnifiable damages by DZI under Section 11.1 hereof), there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the knowledge of BAHC, threatened against or affecting BFF or any of its assets or properties except, in the case of threatened actions, suits, claims, governmental investigations or arbitration proceedings only, any such actions, suits, claims, governmental investigations, or arbitration proceedings as would not have a BFF Material Adverse Effect. There are no outstanding injunctions, judgments, orders, rulings, decrees or charges of any federal, state, provincial or local judicial, quasi-judicial or administrative authority by which BFF or any of its assets are bound which would reasonably be expected to have a BFF Material Adverse Effect.


     Section  4.14   No Material  Adverse Change.   Except as  disclosed on
Section 4.14 of the BFF Disclosure Schedule, since the date of the Last Balance Sheet, (i) there has not occurred any event which would have a BFF Material Adverse Effect, and (ii) there is, to the knowledge of BAHC, no threatened or prospective event or condition of any character whatsoever (other than general economic conditions) which is reasonably expected to have a BFF Material Adverse Effect.


     Section 4.15 Absence of Certain Acts or Events. Except as disclosed on Section 4.15 of the BFF Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, since March 31, 1995, BFF has not: (i) made any change in the employment terms for any of its officers or employees, paid any bonus to or increased the compensation of any of the foregoing outside the ordinary course or granted any severance or termination pay to, or entered into any severance agreement with any officer or employee; (ii) established, adopted, entered into or amended, in any material respect, or took action to accelerate any rights or benefits under any employee benefit plan; (iii) made or obligated itself to make any capital expenditures aggregating more than $25,000, other than capital expenditures relating to the construction or furnishing of any Centers; (iv) paid any expenses on its own behalf or on behalf of BAHC in connection with the transactions contemplated hereby; or (v) otherwise engaged in any business or transactions (including purchases, sales or pledging of assets), or incurred any indebtedness, outside of the ordinary course of business.


     Section 4.16  Compliance with Laws.

     4.16.1 BFF is in compliance with all laws, regulations and orders applicable to the Purchased Assets and the Business, except where the failure to so comply would not have a BFF Material Adverse Effect. Neither BFF nor BAHC has received notification of any asserted past or present failure by BFF to comply with any laws, which failure (if established) would have a BFF Material Adverse Effect.

     4.16.2 Neither BFF nor BAHC nor any officer of BFF has made any payment of funds in connection with the business of BFF prohibited by law.

     4.16.3 BFF is and at all times has been in full compliance with the terms and provisions of the Immigration Reform and Control Act of 1986 (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a. 1(f)) of BFF for whom compliance with the Immigration Act by BFF as Employer is required, BFF possesses (i) each such Employee's Form I-9 (Employment Eligibility Verification form), and (ii) all other records, documents or other papers prepared, procured and/or retained by BFF pursuant to the Immigration Act. BFF has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against BFF by reason of any actual or alleged failure to comply with the Immigration Act.


     Section  4.17    Labor Relations  of  BFF.   Except  as  set  forth in
Section 4.17 of the BFF Disclosure Schedule, BFF is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 months prior to the date hereof to organize any employees of BFF into one or more collective bargaining units. There is not pending or, to the knowledge of BAHC, threatened any labor dispute, strike or work stoppage which affects or which may affect the business of BFF or which may interfere with their continued operation. BAHC has not received notice (which notice qualification is not applicable for purposes of determining whether there is a breach of this representation or warranty giving rise to a claim for indemnifiable damages by DZI under Section 11.1 hereof) that any of BFF or any agent, representative or employee of BFF or BAHC has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act which would have a BFF Material Adverse Effect, and there is not now pending or, to the knowledge of BAHC, threatened any charge or complaint against BFF by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of BFF during the 24 months prior to the date hereof.

     Section 4.18 Employee Benefits. BFF does not maintain, contribute to or sponsor, nor at any time since June 30, 1989, has it maintained, contributed to or sponsored: (i) any non-qualified deferred compensation or retirement plans or arrangements; (ii) any qualified defined contribution retirement plans or arrangements; (iii) any qualified defined benefit pension plan; (iv) any other plan, program, agreement or arrangement under which former employees of BFF or their beneficiaries are entitled, or current employees of BFF will be entitled following termination of employment, to medical, health, life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (v) any other employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy.


     Section  4.19  Product and Other Liability Claims; Product Warranties.
Section 4.19 of the BFF Disclosure Schedule sets forth all product liability claims or liability claims related to services rendered by BFF for injury or damage to persons or property which are pending or, to the knowledge of BAHC, threatened against BFF with respect to products or services sold by BFF, except for any claims which, individually, do not exceed $5,000. Section 4.19 of the BFF Disclosure Schedule also sets forth, for the last fiscal year of BFF and for the interim period ended on the date hereof, the aggregate amount of product or other liability claims paid by or on behalf of BFF.


                                 ARTICLE V





               Representations and Warranties of DZI and DZLP

     In order to induce BFF and BAHC to enter into this Agreement and to consummate the transactions contemplated hereunder subject to the disclosure schedule attached hereto and incorporated herein by reference (the "DZI Disclosure Schedule"), DZI makes the representations and warranties set forth below, each of which is independently relied upon by BAHC and BFF regardless of any other investigation made or information obtained by BAHC and BFF, and each of which is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V). As used hereinafter in this Article V, the term "DZI Material Adverse Effect" shall mean a material adverse effect on the assets, business, financial condition or operations of DZI and its subsidiaries considered as one enterprise.


     Section 5.1 Organization, Power, Authority. DZI is a corporation duly organized and legally existing in good standing under the laws of the state of its incorporation and has full corporate power and authority necessary (i) to own or lease its properties and to carry on its business as it is now being conducted, and (ii) to enter into this Agreement and the agreements and instruments contemplated hereby,  and  to carry  out  the transactions  and  agreements contemplated hereby or thereby. DZLP is a limited partnership duly organized and legally existing in good standing under the laws of the state of its organization and has full power and authority necessary (i) to own or lease its properties and to carry on its business as it is now being conducted, and (ii) to enter into this Agreement and the agreements and instruments contemplated hereby, and to carry out the transactions and agreements contemplated hereby or thereby. DZI and DZLP are legally qualified to transact business as a foreign corporation or limited partnership, and is in good standing, in each of the jurisdictions in which its business or property is such as to require that it be thus qualified, except such jurisdictions where the failure to be so qualified would not have a DZI Material Adverse Effect.


     Section 5.2 Due Authorization and Binding Obligation. The execution, delivery and performance of this Agreement, the Note, the Assignment Agreement and the Sublease and each of the other agreements contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action of DZI and DZLP. This Agreement has been duly executed and delivered by each of DZI and DZLP and is a valid and binding obligation of each of DZI and DZLP, enforceable in accordance with its terms. Each of the Note, the Assignment Agreement and the Sublease has been duly authorized and, when executed and delivered in accordance with the terms of this Agreement, will be a valid and binding obligation of each of DZI and DZLP, enforceable in accordance with its terms. Except as set forth in Section 5.2 of the DZI Disclosure Schedule, neither the execution and delivery of this Agreement the Note, the Assignment Agreement, the Sublease or the agreements contemplated thereby nor the consummation of the transactions contemplated hereby or thereby will: (i) conflict with or violate any provision of DZI's, DZLP's or any subsidiary of DZI's respective certificates of incorporation , bylaws or partnership agreement; (ii) conflict with or violate any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against DZI or any subsidiary of DZI or DZLP;
(iii) result in any breach of, constitute a default under, result in the acceleration of, create in any party the right to, or otherwise result in, the acceleration, termination, modification or cancellation (including pursuant to any change in control provision), or require any notice under, any material mortgage, contract, agreement, indenture, trust or other instrument which is either binding upon or enforceable against DZI or any subsidiary of DZI or DZLP, or the assets and properties of DZI or any subsidiary of DZI or DZLP; or (iv) impair or in any way limit any governmental or official license, approval, permit or authorization of DZI or any subsidiary of DZI or DZLP; except, in the case of clause (iv) above, such limitations which would not have a DZI Material Adverse Effect. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement, the Note, the Assignment Agreement or the Sublease or the agreements contemplated thereby by DZI and DZLP and the consummation by DZI and DZLP of the transactions contemplated hereby or thereby, except such as shall have been obtained on or prior to the Closing Date and such consents and approvals as are required to transfer to DZLP the liquor license issued to BFF with respect to the Indianapolis Center.

                                ARTICLE VI

                        Additional Covenants of BAHC

     Section 6.1 Reasonable Efforts. From and after the execution and delivery of this Agreement until the Closing Date, BAHC will use, and will cause BFF to use, its reasonable efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Article VIII to the obligations of DZLP to purchase the Purchased Assets.


     Section 6.2 Conduct of Business Pending the Closing. From and after the execution and delivery of this Agreement and until the Closing Date, except for this Agreement and the transactions contemplated hereby and except as otherwise provided in Section 6.2 of the BFF Disclosure Schedule and as otherwise provided by the prior written consent of DZI:

     6.2.1 BAHC will cause BFF to conduct the Business and operate the Centers in the manner in which the same have heretofore been conducted, and BAHC will use its reasonable efforts to cause BFF to (i) preserve its business organization intact, and (ii) keep available to DZI the services of its officers, employees, agents and suppliers.

     6.2.2 BAHC will cause BFF to maintain the Purchased Assets in customary repair, order and condition, reasonable wear, use and damage by unavoidable casualty excepted, and to maintain insurance which is adequate in character and amount to cover all of its properties and with respect to the conduct of its business as are in effect on the date of this Agreement.

     6.2.3 BAHC will not permit BFF to (i) sell, assign, transfer, encumber, waste, alienate, or otherwise dispose of any of the Purchased Assets, except for sales made in the ordinary course of business; (ii) make any change in the employment terms for any of its officers or employees, pay any bonus to or increase the compensation of any of the foregoing outside the ordinary course or grant any severance or termination pay to, or enter into any employment or severance agreement with any officer or employee; (iii) establish, adopt or enter into any employee benefit plan;
(iv) enter into or engage in any transaction with any affiliate except intercompany advances or withdrawals from BAHC or its subsidiaries to BFF consistent with prior practice; (v) make or obligate itself to make any capital expenditures aggregating more than $25,000 without the prior approval of DZI; or (vi) otherwise engage in any business or transactions (including purchases, sales or pledging of the Purchased Assets), or incur any indebtedness, outside of the ordinary course of business with respect to the Purchased Assets.

     6.2.4 BAHC will not, and will cause BFFHC not to, sell or otherwise transfer any of its interests, either direct or indirect, in BFF.

     6.2.5 BAHC will not, and will cause BFF not to, take any action, or omit to take any action, the result of which would cause any of the representations and warranties made by BAHC herein to become untrue.


     Section 6.3 Access to BFF's Properties and Records. From and after the execution and delivery of this Agreement, BAHC will cause BFF to afford to representatives of DZI access, during normal business hours and upon reasonable notice, to BFF's offices, properties, books and records to conduct a full and complete investigation, including legal, financial, operational and environmental reviews, of the Business, and will cause BFF to furnish or make available to such representatives during such period all such information relating to the foregoing investigation as DZI may reasonably request; provided, however, that any furnishing of, or making available, such information to DZI and any investigation by DZI shall not affect the right of DZI and DZLP to rely on the representations and warranties made by BAHC in or pursuant to this Agreement, and provided further that DZI and DZLP will hold in confidence all documents and information concerning BFF so furnished, or made available and, if the sale of Purchased Assets pursuant hereto shall not be consummated, such confidence shall be maintained and DZI and DZLP will not use or disclose to any person any such document or information (except to the extent that such information can be shown to be previously available to DZI, publicly available, or disclosed to DZI by a person who is not obligated to maintain the confidentiality of such information).


     Section 6.4 No Disclosure. Without the prior written consent of DZI, BAHC will not, and will cause BFF not to, prior to the Closing Date, disclose the existence of or any term or condition of this Agreement to any person or entity except that such disclosure may be made (a) to any person to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of the purchase of the Purchased Assets; or
(b) if required to be disclosed pursuant to the requirements of law (in which case BAHC shall notify DZI prior to making such disclosure).


     Section 6.5 No Other Discussions. None of BAHC nor any of its affiliates, agents or representatives, will directly or indirectly solicit, or engage in any negotiation or exchange of information with, another entity or person regarding the sale or transfer of all or any substantial part of the stock or assets of BFF or to the merger or consolidation of BFF with, or into, any person or entity other than DZI.


     Section 6.6 Interim Financial Statements. From and after the execution and delivery of this Agreement until the Closing, BAHC shall prepare, or cause to be prepared, and furnish to DZI the following financial statements of BFF (the "Interim Financial Statements"):

     (i)  unaudited balance sheets at the end of each month; and

     (ii) unaudited statements of operations, stockholder's equity and cash flow for each month.

BAHC shall prepare and furnish the Interim Financial Statements in accordance with usual timing and prepared in a manner consistent with the Financial Statements.

                                ARTICLE VII

                        Additional Covenants of DZI



     Section 7.1 Reasonable Efforts. DZI will use its reasonable efforts to cause to be satisfied as soon as practicable and prior to the Closing Date all of the conditions set forth in Article IX to the obligations of BAHC and BFF to sell the Purchased Assets pursuant to this Agreement.


     Section 7.2 No Disclosure. Without the prior written consent of BAHC, neither DZI nor DZLP will, prior to the Closing Date, disclose the existence of or any term or condition of this Agreement to any person or entity except that such disclosure may be made (a) to any person to whom such disclosure is necessary in order to satisfy any of the conditions to the consummation of the purchase of the Purchased Assets as set forth in this Agreement; or (b) if required to be disclosed pursuant to the requirements of law (in which case DZI or DZLP shall consult with BAHC prior to making such disclosure).


     Section 7.3 Conduct Prior to Closing. DZI will not, and will cause its subsidiaries not to, take any action, or omit to take any action, the result of which would cause any of the representations and warranties made by DZI herein to become untrue.


                                ARTICLE VIII

                Conditions to the Obligation of DZI and DZLP


     The obligations of DZLP to purchase the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:


     Section 8.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of BAHC contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. Each of BAHC and BFF shall have performed and complied in all material respects with all of its respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. BAHC shall have delivered to DZI a certificate, dated as of the Closing Date and signed by an authorized officer of BAHC certifying that such representations and warranties are thus true and correct in all material respects and that all such obligations have been thus performed and complied with in all material respects.


     Section 8.2 Certified Resolutions. BAHC shall have delivered to DZI copies of the resolutions adopted by the board of directors of each of Viacom, BAHC and BFFHC and by the board of directors and the sole stockholder of BFF authorizing the transactions contemplated by this Agreement certified in each case as of the Closing Date by the Secretary or an Assistant Secretary of Viacom, BAHC or BFF, as applicable.


     Section 8.3 Receipt of Necessary Consents. The consents or approvals of third parties set forth on Section 8.3 of the BFF Disclosure Schedule to the transactions contemplated hereby shall have been obtained and shown by written evidence satisfactory to DZI.


     Section 8.4  No Adverse Litigation.

     8.4.1 No action, suit, investigation or proceeding will have been instituted by any person not affiliated with any of the parties hereto or by any governmental agency to restrain, prohibit, invalidate, or otherwise challenge the legality of the sale of the Purchased Assets to DZLP or any other transaction contemplated hereby, which action, suit, investigation or proceeding will have resulted in a temporary restraining order, preliminary or permanent injunction, or other order preventing consummation of the sale of the Purchased Assets to DZLP or any other transaction contemplated hereby, which order or injunction is in effect at the Closing.

     8.4.2 No action, suit, investigation or proceeding will have been instituted by any person not affiliated with any of the parties hereto or by any governmental agency to collect damages arising out of the sale of the Purchased Assets to DZLP or any other transaction contemplated hereby, which action, suit, investigation or proceeding is reasonably likely to succeed and is reasonably likely to result in a material liability on the part of DZLP or any of its affiliates.


     Section 8.5 No Material Adverse Change. Except as set forth on the BFF Disclosure Schedule, since the Last Balance Sheet, there shall not have been any change or event which would have a BFF Material Adverse Effect.


     Section 8.6 Consummation of Transactions. Prior to or concurrently with the Closing under this Agreement the transactions contemplated by the Stock Purchase Agreement shall have been consummated.


     Section  8.7  License Agreement.   Viacom and  BEI shall have executed
and delivered to DZI the License Agreement.


     Section 8.8 Sublease. BFF shall have executed and delivered to DZLP the Sublease.


                                 ARTICLE IX

                  Conditions to Obligation of BAHC and BFF


     The obligations of BAHC and BFF to sell the Purchase Assets shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

     Section 9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of DZI contained in this Agreement shall have been true and correct in all material respects at and as of the date hereof, and they shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time. DZI and DZLP shall have performed and complied in all material respects with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. DZI shall have delivered to BAHC a certificate, dated as of the Closing Date and signed by an authorized officer of DZI, certifying that such representations and warranties are thus true and correct in all material respects and that all such obligations have been thus performed and complied with in all material respects.


     Section 9.2 Certified Resolutions. DZI shall have delivered to BAHC copies of the resolutions adopted by the board of directors of DZI and by the general partner of DZLP authorizing the transactions contemplated by this Agreement.

     Section 9.3  No Adverse Litigation.

     9.3.1 No action, suit, investigation or proceeding will have been instituted by any person not affiliated with any party hereto or by any governmental agency to restrain, prohibit, invalidate, or otherwise challenge the legality of the sale of the Purchased Assets to DZLP or any other transaction contemplated hereby, which action, suit, investigation or proceeding will have resulted in a temporary restraining order, preliminary or permanent injunction, or other order preventing consummation of the sale of the Purchased Assets to DZLP or any other transaction contemplated hereby, which order or injunction is in effect at the Closing.

     9.3.2 No action, suit, investigation or proceeding will have been instituted by any person not affiliated with any party hereto or by any governmental agency to collect damages arising out of the sale of the Purchased Assets to DZLP or any other transaction contemplated hereby, which action, suit, investigation or proceeding is reasonably likely to succeed and is reasonably likely to result in a material liability on the part of BAHC or any of its affiliates.


     Section  9.4  No Material Adverse Change.   Except as set forth on the
DZI Disclosure Schedule, since December 31, 1994, there shall not have been any change or event which would have a DZI Material Adverse Effect.


     Section 9.5 Consummation of Transactions. Prior to or concurrently with the Closing under this Agreement the transactions contemplated by the Stock Purchase Agreement shall have been consummated.


     Section 9.6 Sublease. DZLP shall have executed and delivered to BFF the Sublease.


     Section  9.7  Assignment  Agreement.   DZLP  shall  have  executed and
delivered to BFF the Assignment Agreement.


     Section  9.8    Guaranty  Agreement.   DZI  shall  have  executed  and
delivered to BFF the Guaranty Agreement.

                                  ARTICLE X

                     Certain Actions After the Closing

     10.1 DZLP to Act as Agent for BFF. This Agreement shall not constitute an agreement to assign any claim, contract, license, lease, commitment, sales order or purchase order if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way affect the rights of BFF thereunder. If such consent is not obtained or if any attempted assignment would be ineffective or would affect BFF's rights thereunder so that DZLP would not in fact receive all such rights, then subject to the terms and conditions of
Section 10.3 hereof, DZLP shall act as the agent for BFF in order to obtain for DZLP the benefits thereunder.

     10.2 Delivery of Property Received by BFF After Closing. From and after the Closing, DZLP shall have the right and authority to collect, for the account of DZLP, all receivables and other items which shall be trans-ferred or are intended to be transferred to DZLP as part of the Purchased Assets as provided in this Agreement, and to endorse with the name of BFF any checks or drafts received on account of any such receivables or other items of the Purchased Assets. BFF agrees that it will transfer or deliver to DZLP, promptly after the receipt thereof, any cash or other property which BFF receives after the Closing Date in respect of any claims, con-tracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items transferred or intended to be transferred to DZLP as part of the Purchased Assets under this Agreement.

     10.3 DZLP Appointed Attorney for Sellers. Effective at the Closing Date, BFF hereby constitutes and appoints DZLP, its successors and assigns, the true and lawful attorney of BFF, in the name of either DZLP or BFF (as DZLP shall determine in its sole discretion) but for the benefit and at the expense of DZLP (except as otherwise herein provided), (i) to institute and prosecute all proceedings which DZLP may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided for in this Agreement; (ii) subject to Article XI, to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as DZLP shall deem advisable; and (iii) to take all action which DZLP may reasonably deem proper in order to provide for DZLP the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to DZLP pursuant to this Agreement shall not have been obtained. BFF acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable. DZLP shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

     Section 10.4 Execution of Further Documents. From and after the Closing and upon the reasonable request of a party hereto, each party hereto shall execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, assumptions, transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in DZLP and protect its right, title and interest in the Purchased Assets and to assume the Assumed

Liabilities, and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement and the agreements contemplated hereby.

     Section 10.5  Employment by DZLP of BFF's Employees.

     10.5.1 BFF and BAHC shall use their best efforts to aid DZLP in engaging such of BFF's employees as are employed at the Centers on the Closing Date. BFF shall continue to employ all of such employees that are employed at the Albuquerque Center as are necessary to perform BFF's obligations under the Sublease. DZLP shall employ all of such employees that are employed at the Indianapolis Center as soon as practicable after the Closing Date and for at least 60 days after the Closing Date (other than such employees DZLP terminates for cause), provided, however, that DZLP shall reimburse BFF for its costs with respect to the employment of such persons from the Closing Date until the commencement of employement of such persons by DZLP.

     10.5.2 DZLP shall have no obligation to continue, or institute any replacement or substitution for, any vacation, severance, incentive, bonus, profit sharing, pension or other employee benefit plan or program of BFF other than as set forth in Section 10.6 hereof.


     Section 10.6 Employee Benefits. DZLP agrees, with respect to all of its medical, hospitalization and dental benefit plans for employees of BFF that DZLP employs that: (a) it will consider all BFF service before the Closing Date in determining the eligibility to participate of BFF employees who are such employees both immediately before and immediately after the
Closing Date ("Continuing Employees"); (b) it will offer medical, hospitalization and dental coverage to such Continuing Employees on the same terms and conditions as such benefits are generally available to similarly situated DZLP employees who were not hired as a result of an acquisition of an entity which previously had employees and (c) it will cover from the time of the Closing and will waive any exclusions for pre-existing conditions for all such Continuing Employees who, immediately before the Closing Date were covered by the medical, hospitalization and dental plans offered by BFF to its employees.

     Section 10.7 Liquor Licenses. From and after the Closing and until the later of such time as (i) DZLP shall have obtained a new liquor license with respect to the Albuquerque Center and (ii) the transfer of the existing liquor license with respect to the Indianapolis Center from BFF to DZLP shall have been approved and effected by all necessary governmental entities, BFF shall maintain its corporate existence, accounts, and state and federal licenses, permits and tax identification numbers, shall maintain such employees, officers, and agents as are necessary to retain such liquor licenses and shall assist DZLP in the procurement and transfer of such liquor licenses, and BFI and DZLP shall fully perform their respective obligations under the Sublease.

     Section 10.8   Net Worth.   BAHC agrees  that, until such time  as its
potential obligations under Article XI are extinguished, it will maintain a minimum net worth equal to or greater than the total Purchase Price.

                                 ARTICLE XI

                              Indemnification



     Section 11.1  Agreement by BAHC to Indemnify.

     11.1.1 BAHC agrees that it will defend, indemnify and hold DZI and its affiliates harmless in respect of the aggregate of all indemnifiable damages of DZI. For this purpose, "indemnifiable damages" of DZI means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related and reasonable counsel fees and expenses, and compensatory and demonstrable consequential damages) incurred or suffered by DZI as a direct result of (i) any inaccurate representation or warranty made by BAHC in or pursuant to this Agreement or any facts giving rise to such inaccurate representation or warranty; provided, however, notwithstanding anything to the contrary elsewhere herein, for the purpose of determining "indemnifiable damages," such representations and warranties shall be read as and deemed to be representations and warranties without any qualification regarding materiality (including any qualification regarding a BFF Material Adverse Effect); provided, further, that any such expenses, losses, costs, deficiencies, liabilities or damages resulting from any item or items relating to a common set of facts or circumstances in connection with an inaccurate representation or warranty shall not be considered "indemnifiable damages" unless the amount involved is greater than $2,500; (ii) any default in the performance of any of the covenants or agreements made by BAHC in this Agreement; (iii) the failure to obtain the consent of any landlord of any of the Purchased Leasehold Premises to any of the transactions contemplated by this Agreement; or (iv) DZLP becoming obligated to purchase an additional theater system from Iwerks Entertainment, Inc. ("Iwerks") pursuant to a contract between BFF and Iwerks dated February 1, 1994. DZI shall not make claims against BAHC for indemnifiable damages more than once per calendar month.

     11.1.2    Each  of   the  representations  and  warranties,   and  the
covenants set forth in Sections 6.2.3 and 6.2.5, made by BAHC in this Agreement shall survive until and including the first anniversary of the Closing Date, notwithstanding any investigation at any time made by or on behalf of DZI, and thereafter all such representations and warranties shall be extinguished; provided, however, the representations and warranties made by BAHC in Sections 4.1, 4.2 and 4.5.1 hereof shall in each case survive forever and those made in Section 4.6 shall in each case survive for a period of seven years and six months from the Closing Date. No claim for the recovery of indemnifiable damages based upon the inaccuracy of such representations and warranties may be asserted by DZI after such representations and warranties shall be thus extinguished; provided, however, that claims first asserted within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

     11.1.3 BAHC shall only be liable for any claim for indemnifiable damages arising out of any inaccuracy of any representation or warranty or any facts giving rise to such inaccurate representation or warranty if the aggregate amount of all such indemnifiable damages exceeds $50,000, in which case BAHC shall be liable for all indemnifiable damages arising out of such inaccuracies and defaults, including the first $50,000. Notwithstanding any other provisions of this Agreement to the contrary, (i) the indemnification obligations herein of BAHC for any indemnifiable damages of DZI and its affiliates arising from a breach of the representations or warranties in Section 4.6 which breach first becomes known to DZI after the first anniversary of the Closing Date or from a default in the performance by BAHC of its obligations under any other covenant or agreement contained herein shall not be subject to the limitation contained in the preceding sentence and (ii) any indemnifiable damages in respect of any such default referred to in clause (i) shall not be included in the amount of indemnifiable damages for purposes of determining whether the $50,000 limitation contained in the preceding sentence has been exceeded. The total amount of indemnifiable damages of DZI shall be limited to the total amount of the Purchase Price.

     11.1.4 Except as expressly stated herein, the remedies provided for in this Section 11.1 shall be the sole monetary remedy available to DZI under this Agreement.


     Section 11.2  Agreement by DZI to Indemnify.

     11.2.1 DZI agrees that it will defend, indemnify and hold BAHC and its affiliates harmless in respect of the aggregate of all indemnifiable damages of BAHC. For this purpose, "indemnifiable damages" of BAHC means the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including related and reasonable counsel fees and expenses, and compensatory and demonstrable consequential damages) incurred or suffered by BAHC as a direct result of any (i) inaccurate representation or warranty made by DZI in or pursuant to this Agreement or any facts giving rise to such inaccurate representation or warranty; provided, however, notwithstanding anything to the contrary elsewhere herein, for the purpose of determining "indemnifiable damages," such representations and warranties shall be read as and deemed to be representations and warranties without any qualification regarding materiality (including any qualification regarding a DZI Material Adverse Effect); provided, further, that any such expenses, losses, costs, deficiencies, liabilities or damages resulting from any item or items relating to a common set of facts or circumstances in connection with an inaccurate representation or warranty shall not be considered "indemnifiable damages" unless the amount involved is greater than $2,500; or (ii) default in the performance of any of the covenants or agreements made by DZI in this Agreement.

     11.2.2 Each of the representations and warranties made by DZI in this Agreement shall survive forever.

     11.2.3 DZI shall be liable only for any claim for indemnifiable damages arising out of any inaccuracy of any representation or warranty or any facts giving rise to such inaccurate representation or warranty if the aggregate amount of all such indemnifiable damages exceeds $50,000 in which case DZI shall be liable for all indemnifiable damages arising out of such inaccuracies or defaults, including the first $50,000. The total amount of indemnifiable damages of BAHC shall be limited to the total amount of the Purchase Price.

     11.2.4 Except as expressly stated herein, the remedies provided for in this Section 11.2 shall be the sole monetary remedy available to BAHC under this Agreement.

     Section 11.3 Indemnification Procedures for Third Party Claims. In the event that subsequent to the Closing Date any claim is asserted by a third party against a party hereto as to which such party is entitled to indemnification hereunder, such party (the "indemnified party") shall as promptly as possible notify the party obligated to indemnify it (the "indemnifying party") thereof in writing. No delay on the part of the indemnified party to notify the indemnifying party of a claim shall relieve any obligation of the indemnifying party to indemnify the indemnified party with respect to such claim unless (and then solely to the extent) the indemnifying party is prejudiced in its ability to defend against the subject claim by the delay in such notification. The indemnifying party shall have the right, upon written notice to the indemnified party within ten (10) days after receipt from the indemnified party of notice of such claim, to conduct at its expense and with counsel of its choice reasonably satisfactory to the indemnified party the defense against such claim in its own name, or, if necessary, in the name of the indemnified party. In the event that the indemnifying party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the indemnified party shall have the right to conduct such defense and to compromise and settle the claim without prior consent of the indemnifying party, and the indemnifying party will remain responsible for all indemnifiable damages suffered by the indemnified party relating to the subject claim. In the event that the indemnifying party does elect to conduct the defense of the subject claim, the indemnified party will cooperate with and make available to the indemnifying party such assistance and materials as may be reasonably requested by it, all at the expense of the indemnifying party, and the indemnified party shall have the right at its expense to participate in the defense, provided that the indemnified party shall have the right to compromise and settle the claim only with the prior written consent of the indemnifying party (such consent not to be unreasonably withheld). The indemnifying party will not consent to the entry of any judgment with respect to a subject claim or enter into any settlement with respect thereto, which does not include a provision whereby the plaintiff or claimant releases the indemnified party from all liability with respect thereto, or, in cases involving equitable relief, puts the indemnified party in the same position as it was prior to the initiation of the claim without the prior written consent of the indemnified party (such consent not to be unreasonably withheld so long as such settlement involves the payment of money damages).

          Section  11.4     Credit  Provisions.     In   the  event   that,
notwithstanding the limitations contained in this Article XI, an indemnifying party nevertheless becomes liable to an indemnified party hereunder, the indemnifying party shall be entitled to a credit or offset against any such liability of an amount equal to the value of any net tax benefit realized by the indemnified party in connection with the loss or damage suffered by the indemnified party which forms the basis of the indemnifying party's liability hereunder and the receipt of the indemnification payment by the indemnified party.

                                ARTICLE XII

                               Miscellaneous



     Section 12.1 Survival of Representations and Warranties. All of the respective representations, warranties, covenants, agreements and indemnification and hold harmless obligations of the parties to this Agreement shall survive the consummation of the transactions contemplated hereby; provided that any recovery for a breach of representation, warranty, covenant or agreement under this Agreement shall be subject to the provisions of Article XI.


     Section 12.2 Brokers' Commission. DZI will indemnify and hold harmless BAHC from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by DZI to bring about, or to represent it in, the transactions contemplated hereby. BAHC will indemnify and hold harmless DZI from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by BFF or BAHC to bring about, or to represent them in, the transactions contemplated hereby.

     Section  12.3  Amendment and  Modification.   The  parties hereto  may
amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     Section 12.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assignees, heirs and legal representatives. Nothing in this Agreement shall confer upon any person, firm or corporation not a party to this Agreement, or the legal representatives of such person, firm or corporation, any rights or remedies of any nature or kind whatsoever by reason of this Agreement.

     Section 12.5 Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto contain the entire agreement of the parties hereto with respect to the sale of the Purchased Assets to DZLP and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof. Except for the representations and warranties made herein and the other agreements being executed in connection herewith, no other representations or warranties, express or implied, have been made with respect to the subject matter hereof. Any reference herein to this Agreement shall be deemed to include the Schedules and Exhibits attached hereto.

     Section 12.6   Headings.   The descriptive headings in  this Agreement
are inserted for convenience only and do not constitute a part of this Agreement.

     Section  12.7   Execution  in  Counterpart.    This Agreement  may  be
executed in any number of counterparts, each of which shall be deemed an original.

     Section 12.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received, whether personally, by telegram, telex, facsimile transmission (followed by regular mail) or registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               If to BAHC,              Blockbuster Amusement Holding
               addressed to:            Corporation
                                        One Blockbuster Plaza
                                        Ft. Lauderdale, Florida  33301
                                        Attention:  President
                                        Fax No.:  (305) 832-3909


               If to DZI,               Discovery Zone, Inc.
               addressed to:            205 North Michigan Avenue
                                        Suite 3400
                                        Chicago, Illinois  60601
                                        Attention:  President
                                        Fax No.:  (312) 616-3830

     Section 12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without regard to the conflicts of laws principles thereof.


     Section 12.10 Publicity. No press release or other public announcement related to this Agreement or the transactions contemplated hereby will be issued by any party hereto without the prior approval of the other parties, except that any party may make such public disclosure which it believes in good faith to be required by law (in which case such party will consult with the other parties prior to making such disclosure).


     Section 12.11  Termination.

     12.11.1 Anything to the contrary herein notwithstanding, prior to the Closing Date this Agreement may be terminated and the transactions contemplated hereby and thereby may be abandoned:

    (i) by the mutual written consent of all of the parties hereto at any time prior to the Closing Date;

    (ii) by BAHC in the event of the material breach by DZI of any provision of this Agreement (it being agreed that if the breach in question is a breach by DZI of a representation or warranty contained in Article V of this Agreement, such breach will not be considered a material breach unless it would result in a DZI Material Adverse Effect), which breach is not remedied by DZI within 10 days after receipt of notice thereof from BAHC; or

   (iii) by DZI in the event of the material breach by BAHC of any provision of this Agreement (it being agreed that if the breach in question is a breach by BAHC of any representation or warranty contained in Article IV of this Agreement, such breach will not be considered a material breach unless it would result in a BFF

          Material Adverse Effect), which breach is not remedied by BAHC within 10 days after receipt of notice thereof from DZI; or

     (iv) by any party  hereto if the Closing  has not taken place  by June
          30, 1995.

If this Agreement is terminated pursuant to clause 12.11.1 (i) above, no party shall have any liability for any cost, expense, loss of anticipated profit or any further obligation for breach of warranty or otherwise to any other party to this Agreement. Any termination of this Agreement pursuant to clauses 12.11.1 (ii), (iii) or (iv) above shall be without prejudice to any other rights or remedies of the respective parties.

     12.11.2 The risk of any loss to the assets and properties of BFF and all liability with respect to injury and damage occurring in connection therewith shall be the sole responsibility of BAHC until the completion of the Closing. If any material part of said properties shall be damaged by fire or other casualty prior to the completion of the Closing hereunder, DZI shall have the right and option:

     (i) to terminate this Agreement, without liability to any party hereto; or



     (ii) to proceed  with  the  Closing hereunder,  in  which  event  such casualty shall not constitute a breach by BAHC of any representation, warranty or covenant in this Agreement, and DZI shall be entitled to receive and retain the insurance proceeds arising from such casualty.


     Section 12.12 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DISCOVERY ZONE, INC.               BLOCKBUSTER FAMILY FUN, INC.



By:    /s/ Victor M. Casini        By:    /s/ Adam Phillips
   ----------------------------       ----------------------------------
Name:  Victor M. Casini            Name:  Adam Phillips
Title:  Senior Vice President      Title:  Senior Vice President

DISCOVERY ZONE L.P.                BLOCKBUSTER AMUSEMENT
                                   HOLDING CORPORATION
By:  DZGP, Inc.
     Its General Partner

                                   By:    /s/ Adam Phillips
                                      ----------------------------------
                                   Name:  Adam Phillips
By:    /s/ Victor M. Casini        Title:  Senior Vice President
   ----------------------------
Name:  Victor M. Casini
Title:  Senior Vice President